SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                           __________________________

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: May 24, 2002



                              ELSINORE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                     Nevada
                         (State or Other Jurisdiction of
                         Incorporation or Organization)



              001-07831                             88-0117544
      (Commission File Number)                   (I.R.S. Employer
                                                Identification No.)


                               202 Fremont Street
                             Las Vegas, Nevada 89101
               (Address of Principal Executive Offices) (Zip Code)



                                 (702) 385-4011
                         (Registrant's telephone number,
                              including area code)


Item 5.    Other Events.

     Elsinore Corporation ("Elsinore"), through its wholly-owned subsidiary, Olympia Gaming Corporation (collectively, with Elsinore, the "Company"), entered into a Gaming Project Development and Management Agreement (the "Contract") dated as of September 28, 1993 with the Jamestown S'Klallam Tribe (the "JST") and JKT Gaming, Inc. ("JKT") to operate the 7 Cedars Casino (the "7 Cedars"), which is located on the Olympic Peninsula in the state of Washington and is owned by JST. Pursuant to a Loan Agreement dated November 12, 1993 between the Company, JST and JKT, as amended, and the documents related thereto
(collectively, the "Loan Documents"), the Company loaned $9,000,000 (the "7 Cedars Note") to JST for the construction of 7 Cedars.

     During 1995, the contract was terminated by 7 Cedars. As a result, the Company recorded a reserve on the 7 Cedars Note and wrote off unamortized casino development costs in the amount of $242,000 and all accrued interest. During 1997, the Company wrote off the 7 Cedars Note and related reserve. The Company entered into a Settlement Agreement and Mutual Release (the "Settlement") on May 23, 2002 with JST and JKT to resolve any claims of the parties arising out of the Loan Agreement. Pursuant to the Settlement, JST has agreed to pay the Company $1.5 million, plus interest, over a 36 month period, with an option to prepay, at a negotiated discount, the full amount at any time prior to the end of such 36 month period. Pursuant to the Settlement, the Company, JST and JKT have each agreed to mutually release each party to the Settlement from all claims or causes of action arising from the Loan Documents and related transactions.




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       ELSINORE CORPORATION



Date:  May 24, 2002                    By:    /s/ Gina L. Contner Mastromarino
                                            Gina L. Contner Mastromarino
                                            Assistant Secretary and Principal
                                            Financial and Accounting Officer